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                                                                    EXHIBIT 99.2

                            NONCOMPETITION AGREEMENT

         This Noncompetition Agreement (the "Agreement") is made and entered into this 27th day of March, 1996 by [Name of FFG Shareholder] (referred to herein as "Seller"), and BANCFIRST OHIO CORP., an Ohio corporation (the "Company").

                                    RECITALS:

         County Savings Bank ("County") is a wholly owned subsidiary of First Financial Group, Inc. ("FFG"), which engages in the savings and loan business. The Seller is an individual who is a shareholder of FFG.

         The Company has contemporaneously agreed to purchase all of the outstanding shares of County pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of March 27, 1996; and it is a condition to the sale that the Seller enter into this Agreement.

                                    AGREEMENT

         As an inducement for the Company entering into the Stock Purchase Agreement and in further consideration of the payment provided herein and other good and valuable consideration, the parties hereby agree as follows:

1. Covenant Not to Compete. For a period of sixty (60) months from the date of the closing (the "Closing") of the transaction contemplated by the Stock Purchase Agreement, Seller will not, without the prior written consent of the Company:

         a) either directly or indirectly, own, manage, or control, or participate in the ownership, or control of, or be connected with or have any interest in, as a stockholder, director, officer, agent, or partner any business which is competitive with the business currently conducted by the Company or County within Licking and Muskingum Counties ("Competitor");

         b) request or advise any supplier, customer, or other person, firm, partnership, association, corporation, or business organization, entity or enterprise having business dealings with County, or with the business of County, as such business may be continued by the Company or any subsidiary or affiliate, to withdraw, curtail, or cancel business dealings; or

         c) induce or attempt to influence any employee of County or any subsidiary or affiliate thereof to terminate his or her employment.

         The foregoing provisions will not prevent Seller from owning stock in any publicly traded or privately held company, which is a Competitor so long as the ownership interest of the Seller and the other shareholders of FFG who have executed noncompetition agreements do not exceed ten percent (10%) of the outstanding stock of said company. In addition,
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         the foregoing provisions are not intended to and shall not prevent any relatives of Seller (except those relatives who have signed Noncompetition Agreements with the Company), from acting in any manner which is competitive with Company, County, or any of their subsidiaries. Further, the foregoing provisions are not intended to prevent Seller from acting as an employee or agent of any Competitor so long as Seller, in his/her role as employee or agent is not exercising management authority over the actions of said Competitor.

                  If any of the provisions of this section are held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

2. Confidentiality. Seller will not, at any time, without the prior written consent of the Company,

         a) disclose to any person, partnership, association, corporation or business organization, entity or enterprise the names of suppliers or customers of, or the names of other persons, firms, partnerships, associations, corporations or business organizations, entities or enterprises having business dealings with County as such business may be continued by County or the Company; or

         b) disclose to any Competitor or potential Competitor of County or the business of County as such business may be continued by County or the Company, any trade secret, information, data, know-how or knowledge relating to servicing techniques, costs, products, processes, equipment, sales and deposit origination and processing methods, personnel training and development, or business expansion plans, used by or useful to County. The provisions of this subsection 2(b) shall not apply to any of the foregoing which the Seller can demonstrate is or becomes known by, or generally available to, the public through no action or omission of Seller or is or becomes available to Seller on a non-confidential basis from a third party unrelated to County as long as such third party is not under any obligation of confidentiality with respect thereto.

3.       Term. The term of this Agreement shall be for sixty (60) months.

4. Compensation. The Company agrees to pay to Seller as compensation hereunder the sum of Four Hundred Twenty Eight Thousand Five Hundred Dollars ($428,500), one half of which will be payable in full at Closing and one half payable no earlier than January 2, 1997 and no later than January 15, 1997.

5. Equitable Remedies. The Company is unwilling to enter in to the Stock Purchase Agreement without Seller entering into this Agreement. The parties acknowledge that monetary damages would be difficult or impossible to ascertain with certainty in the event of any breach. Since the Company will be irreparably damaged if the provisions hereof are
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         not specifically enforced, the Company shall be entitled to an injunction restraining any violation of this Agreement by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

6. Effectiveness. This Agreement will not take effect until the Closing. In the event that the Stock Purchase Agreement is terminated or fails to close in accordance with its terms (as the same may be amended from time to time by the parties thereto), this Agreement shall be null and void.

7. Failure to Exercise Rights. A failure of any party to act or to exercise his or its rights under this Agreement upon the breach of any of the terms hereof by the other, shall not be construed as a waiver of such breach, or prevent such party from thereafter enforcing strict compliance with any or all the terms hereof.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio. Any litigation or legal determination made under this Agreement shall be initiated and concluded in a proper legal forum within the State of Ohio.

9. Entire Agreement. This Agreement constitutes the complete and exclusive statement of the rights and obligations among the parties and supersedes all proposals, oral or written, and any other communications between the parties relating to the subject matter of this Agreement. Neither party is justified in relying on such proposals or communications, as they are deemed to have been merged into this final Agreement.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

11. Execution. This Agreement may be executed in any number of counterparts, each of which shall be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

                                                BANCFIRST OHIO CORP., an Ohio
                                                corporation

___________________________                     By:_____________________________

                                                Its:____________________________